Exhibit 99.3

ERF WIRELESS, INC.
INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements are based on the historical financial statements of ERF Wireless, Inc. and Centramedia, Inc., as described in the accompanying notes to the unaudited pro forma combined financial statements.  We acquired Centramedia on December 31, 2008.

The accompanying unaudited pro forma combined balance sheet is presented as if the acquisition of Centramedia occurred on December 31, 2008.  The unaudited pro forma combined statements of operations for the year ended December 31, 2008, are presented as if the acquisition of Centramedia had occurred on January 1, 2008.  All material adjustments to reflect the acquisition and the repayment of the borrowings under the amended credit facility are set forth in the column “Pro Forma Adjustments.”

The pro forma data is for informational purposes only and may not necessarily reflect future results of operations or financial position or what the results of operations or financial position would have been had ERF Wireless, Inc. and Centramedia been operating as combined entities for the periods presented.  The unaudited pro forma combined financial statements should be read in conjunction historical financial statements, including the notes thereto, of ERF Wireless, Inc. included in our Form 10-K for the year ended December 31, 2008 filed on March 19, 2009, and the historical financial statements included elsewhere in the Form 8-K.

ERF WIRELESS, INC
PRO FORMA COMBINED BALANCE SHEET
DECEMBER 31, 2008
($ in thousands)
(UNAUDITED)

	ERF Wireless	Centramedia	Pro Forma		Pro Forma
ASSETS	(Registrant)	(Target)	Adjustments	Notes	Combined
Current Assets
Cash and cash equivalents	$348	$-	$-		$348
Accounts receivable, net	248	-	-		248
Accounts receivable other	52	-	-		52
Note receivable and current portion of long-term note receivable	-	186	(186)	A	-
Securities available for sale	-	1,473	(1,473)	B	-
Inventories	193	-	-		193
Cost and profit in excess of billings	427	-	-		427
Prepaid expenses and other	494	-	-		494
Total current assets	1,762	1,659	(1,659)		1,762

Property and equipment
Property and equipment	7,751	-	-		7,751
Less accumulated depreciation	(1,649)	-	-		(1,649)
Total property and equipment	6,102	-	-		6,102

Other assets
Note receivable, net of current portion	-	414	(414)	A	-
Goodwill	436	-	-		436
Intangible assets, net	1,059	-	-		1,059
Other assets	264	-	-		264
Total assets	$9,623	$2,073	$(2,073)		$9,623

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and current portion of long-term debt	$702	$-	$-		$702
Capital lease current portion of long-term capital lease payable	861	-	-		861
Accounts payable	$981	-	-		981
Accrued expenses	1,269	8	(8)	C	1,269
Derivative liabilities	78	-	-		78
Deferred liability and revenue	237	-	-		237
Advances payable related party	-	3,534	(3,534)	D	-
Total current liabilities	4,128	3,542	(3,542)		4,128

Long-term liabilities
Long-term debt, net of current portion	2,844	-	-		2,844
Capital lease, net of current portion	1,581	-	-		1,581
Deferred liability and revenue	316	-	-		316
Total long-term liabilities	4,741	-	-		4,741

Commitments

Shareholders’ deficit
Preferred stock	4	-	-		4
Common stock	102	100	(100)	E	102
Additional paid in capital	27,504	-	-		27,504
Accumulated deficit	(26,856)	(1,792)	1,792	E	(26,856)
Accumulated comprehensive income	-	223	(223)	B	-
Total shareholders’ deficit	754	(1,469)	1,469		754

Total liabilities and shareholders' deficit	$9,623	$2,073	$(2,073)		$9,623

See Notes to Unaudited Pro Forma Combined Financial Statements

 ERF WIRELESS, INC
PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008
($ in thousands, except for per share data)
(UNAUDITED)

	ERF Wireless	Centramedia	Pro Forma		Pro Forma
	(Registrant)	(Target)	Adjustments	Notes	Adjustments
Sales:
Products	$772	$-	$-		$772
Services	4,363	1,271	-		5,634
Other	20	-	-		20
Total sales	5,155	1,271	-		6,426

Costs of goods sold:
Products and integration services	1,511	671	-		2,182
Rent, repairs and maintenance	391	-	-		391
Salary and related cost	78	-	-		78
Depreciation	900	310	-		1,210
Other cost	241	-	-		241
Total costs of goods sold:	3,121	981	-		4,102

Gross profit	2,034	290	-		2,324

Operating expenses:
Selling, general and administrative	8,777	1,054	-		9,831
Depreciation and amortization	876	17	-		893

Total operating expense	9,653	1,071	-		10,724

Net income (loss) from operations	(7,619)	(781)	-		(8,400)

Other income/(expense):
Interest expense, net	(887)	-	-		(887)
Gain (loss) on sale of assets and other income	38	(1,047)	1,047	F	38
Derivative income	306	-	-		306
Total other income (expense)	(543)	(1,047)	1,047		(543)

Net (loss)	$(8,162)	$(1,828)	$1,047		$(8,943)

Other comprehensive loss:
Unrealized holding gain	-	223	(223)	B	-

Total other comprehensive loss	(8,162)	(1,605)	824		(8,943)

Net (loss) applicable to common shareholders	$(8,162)	$(1,605)	$824		$(8,943)

Net income (loss) per common share:
Basic	$(0.10)	$-	$-		$(0.11)
Diluted	$(0.10)	$-	$-		$(0.11)

See Notes to Unaudited Pro Forma Combined Financial Statements

ERF WIRELESS, INC
NOTES TO THE UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - PURCHASE PRICE

On December 31, 2008, the Company completed the purchase of substantially all the assets from Centramedia, Inc. The assets purchased include substantially all of the assets associated with the Internet operations of Centramedia including the current customer base, inventory, equipment, contract rights, vehicles, Internet address space, general intangibles, certain real property and wireless broadband equipment infrastructure. The acquisition will increase the Company's footprint geographically area covering certain cities and counties in the Texas Panhandle, this will lead to additional synergy with expansion of the WiNet and US-BankNet System and expand our Oil and Gas coverage. At the time of the transaction, there were no material relationships between the seller and the Company or any of its affiliates, or any director or officer of the Company, or any associate of any such officer or director. The Company paid $2,000,000 in cash, notes and securities and assumed $61,000 in current liabilities.

The purchase price allocation is as follows (in thousands):

Cash	$1
Accounts receivable	40
Property and equipment FMV	2,020
Deferred revenue	(61)
Total adjusted purchase price	$2,000

NOTE 2 - PRO FORMA ADJUSTMENTS TO THE COMBINE CONSOLIDATED FINANCIAL STATEMENTS

PRO FORMA COMBINED BALANCE SHEET AT DECEMBER 31, 2008:

A.	Note Receivable - to adjust Centramedia note receivable not assumed by ERF Wireless Inc.

B.	Securities available for sale – to adjust Centramedia investment not assumed by ERF Wireless Inc.

C.	Short-term liabilities and other accrued liabilities - to eliminate all Centramedia short-term liabilities not assumed by ERF Wireless Inc.

D.	Advances payable related party – to eliminate related party payables not assumed by ERF Wireless Inc.

E.	Stockholders’ equity to eliminate all Centramedia stockholders’ equity.

PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2008:

F.	Gain (loss) on sales of assets – to eliminate the loss on sale of assets to ERF Wireless Inc.

G.	Unrealized holding gain - to eliminate the unrealized gain on investment to ERF Wireless Inc.